Exhibit 10.1

METHODE ELECTRONICS, INC.
2014 OMNIBUS INCENTIVE PLAN

FIRST AMENDMENT TO
PERFORMANCE BASED RESTRICTED STOCK
AWARD AGREEMENT

This First Amendment to Performance Based Restricted Stock Award Agreement (the "Amendment") is effective as of July 19, 2017 and is entered into by and between Methode Electronics, Inc., a Delaware corporation (the "Company") and [ ] (the "Grantee").

WHEREAS, the Company and the Grantee are parties to a Performance Based Restricted Stock Award Agreement effective as of [ ] (the "Award Agreement"); and

WHEREAS, the Company and the Grantee wish to amend the Award Agreement in order to provide that any positive EBITDA from acquisitions that close during fiscal 2019 or fiscal 2020 that are accretive in fiscal 2020 will be included in calculating Fiscal 2020 EBITDA up to Target.

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

1.	Amended Section 3(a). Effective immediately, Section 3(a) of the Award Agreement is amended to read in its entirety as follows:

(a)
Performance Period, Vesting Date and Fiscal 2020 EBITDA. The "Performance Period" is the fiscal year of the Company ending on or about May 2, 2020 ("Fiscal 2020"). The "Vesting Date" shall be the last day of the Performance Period. Except to the extent provided in Section 3(d) or 3(e), the vesting of the Restricted Stock will be based on the Company's EBITDA for the Performance Period ("Fiscal 2020 EBITDA"), subject to the Grantee's continued employment with the Company or a Subsidiary or Affiliate through the end of such Performance Period, and provided that a Change of Control has not occurred before the end of the Performance Period.

For this purpose, Fiscal 2020 EBITDA shall equal the Company's earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization ("EBITDA") in Fiscal 2020 adjusted as follows: (A) all positive EBITDA from acquisitions that close during the period from the Award Date to the end of the Performance Period and that are not accretive (as defined below) in Fiscal 2020 shall be excluded; (B) all positive EBITDA from acquisitions that close during the period from April 29, 2018 to the end of the Performance Period that are accretive (as defined below) in Fiscal 2020 shall be included for purposes of determining Fiscal 2020 EBITDA up to the Target level and shall be excluded for purposes of determining Fiscal 2020 EBITDA above the Target level; and (C) the final four quarters of EBITDA from business unit divestitures that were approved by the Company's Board of Directors and close during the period from the Award Date to the end of the Performance Period shall be included (provided, however, with respect to any such divestitures that close during Fiscal 2020, the amount of such final four quarters of EBITDA shall be reduced by any EBITDA of the divested business unit already included in Fiscal 2020 EBITDA). In order for an acquisition to qualify as accretive, (Y) the EBITDA in Fiscal 2020 from the acquisition must exceed Fiscal 2020 interest expense related to any debt assumed or issued in connection with the acquisition, and (Z) the net impact of the acquisition on Fiscal 2020 earnings per share ("EPS") must be positive (i.e. Fiscal 2020 EPS with the acquisition is greater than Fiscal 2020 EPS without the acquisition). Exhibit D hereto includes an illustrative calculation of EPS.

The Threshold, Target and Maximum levels of Fiscal 2020 EBITDA are set forth on Exhibit A attached hereto.

2.	Award Agreement Remains in Effect. Except as modified by this Amendment, the Award Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

METHODE ELECTRONICS, INC.

By: ________________________________
Martha Goldberg Aronson
Chair, Compensation Committee

GRANTEE

____________________________________
[ ]